                                SUBSCRIPTION AGREEMENT


       Agreement, made this 25th day of September, 1998, by and between WORLD WIDE DENTAL DISTRIBUTION CORP., a Florida corporation (the "Company"), and WIRECOMM CONSULTING LTD., a Jersey Isle corporation (the "Subscriber").

       In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:


                                      ARTICLE I
                                     SUBSCRIPTION

       1.01 SUBSCRIPTION OFFER. Subject to the terms and conditions hereof and to acceptance by the Company, Subscriber hereby offers to purchase 1,000,000 shares of Common Stock (the "Securities") at a price of $0.40 per share, for a total purchase price of $400,000. The purchase price is payable within 365 days following the date of execution hereof (the "Due Date"); however, Subscriber may make partial payments prior to the Due Date. In the event the entire purchase price is not paid by the Due Date, the Company shall issue to Subscriber, at $0.40 per share, a number of shares equal to the amount of the purchase price actually received from Subscriber pursuant to this Agreement divided by $0.40, and Subscriber's right to acquire any additional Securities shall cease.

       1.02 ACCEPTANCE OF SUBSCRIPTION. Any sale of Securities to Subscriber shall not be deemed to occur until Subscriber's offer is accepted in writing by the Company. Subscriber shall not have any recourse against the Company if a purchase offer is rejected in whole or in part. The Company shall reasonably notify Subscriber in writing of the acceptance of a purchase offer. If the purchase offer is accepted, the Company will confirm in writing Subscriber's purchase of the Securities. If the purchase offer is rejected, the Company will promptly return to Subscriber, without deduction or interest, all of the subscription price, together with all executed documents tendered by Subscriber.

       1.03 RESTRICTIONS ON SECURITIES. The Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws and are being issued pursuant to Section 4(2) of the Act and/or Rule 504 of Regulation D promulgated by the Securities and Exchange Commission under the Act.


                                      ARTICLE II
                            REPRESENTATIONS AND WARRANTIES

       2.01 STATUS OF SUBSCRIBER. Each individual shareholder of the Subscriber is at least 21 years of age.

       2.02 ACCESS TO INFORMATION. Because of Subscriber's preexisting business or personal relationship with the Company or with the officers and directors of the Company, or by reason of the business or financial experience of Subscriber or its professional advisors who are unaffiliated with and who are not compensated by the Company, or any affiliate thereof, Subscriber has the capacity to protect its own interests in connection with the offer and sale of the Securities. Subscriber has had access to all material and relevant information necessary to enable Subscriber to make an informed investment decision. All data requested by Subscriber from the Company or its representatives concerning the business and financial condition of the Company and the terms and conditions of the offering has been furnished to Subscriber's satisfaction. Subscriber has had the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of this offering, and to obtain from the Company any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information it has received.

       Subscriber represents that it has received and retained the Company's Offering Memorandum dated August 12, 1998 (the "Offering Memorandum"), and that it has carefully read and understood all documents contained therein.

       2.03 UNDERSTANDING OF INVESTMENT RISKS. Subscriber understands that there is no market for the Securities and no assurance that a market will develop, and that realization of the objectives of the Company is subject to significant economic and business risks.

       2.04 UNDERSTANDING OF NATURE OF SECURITIES. Subscriber understands that:

       (a) the Securities have not been registered under the Act or any state securities laws;

       (b) the Securities cannot be sold or transferred for value without registration under the Act and applicable state laws or exemption therefrom;

       (c) only the Company can register the Securities under the Act and applicable state securities laws;

       (d) the Company has not made any representations to Subscriber that the Company will register the Securities under the Act or any applicable state securities laws or with respect to compliance with any exemption therefrom; and

       (e) there may be stringent conditions for Subscriber's obtaining an exemption for the resale of the Securities under the Act and any applicable state securities laws.

       2.05   INVESTMENT INTENT.  Subscriber represents and warrants that:

       (a) Subscriber is acquiring the Securities for the Subscriber's own account and not for or on behalf of any other person;

       (b) Subscriber is acquiring the Securities for investment and not for distribution or with the intent to divide Subscriber's participation with others or of reselling or otherwise distributing the Securities;

       (c) neither Subscriber nor anyone acting on Subscriber's behalf has paid any commission or other remuneration to any person in connection with the purchase of the Securities; and

       (d) Subscriber will not sell the Securities without registration under the Act and any applicable state securities laws or exemption therefrom.

       2.06 RESIDENCE OF SUBSCRIBER. The residence of Subscriber set forth below is the true and correct residence of Subscriber and it has no present intention of becoming a resident or domiciliary of any other state, country or jurisdiction.

       2.07 FURTHER ASSURANCES. Subscriber will execute and deliver to the Company any document, or do any other act or thing, which the Company may reasonably request in connection with the acquisition of the Securities.

       2.08 NON-DISCLOSURE. Subscriber has not distributed any written materials furnished to Subscriber by the Company to anyone other than the Subscriber's professional advisors.

       2.09 ABILITY TO BEAR ECONOMIC RISK. Subscriber is able to bear the economic risk of an investment in the Securities and to maintain its investment in the Securities for an indefinite period of time, and, further, could bear a total loss of the investment and such loss would not materially affect its operations.

     2.10 AUTHORITY:

     (a) Subscriber has enclosed with this Agreement appropriate evidence of the authority of the individual executing this Agreement to act on its behalf (i.e., a certified corporate resolution authorizing the signature and a copy of the articles of incorporation).

     (b) The individual executing this Subscription Agreement on behalf of Subscriber has the full power and authority to do so and to make the representations and warranties made herein on Subscriber's behalf and this investment in the Company has been affirmatively authorized by Subscriber's board of directors and is not prohibited by the governing documents of the Subscriber.

                                   ARTICLE III
                             MISCELLANEOUS PROVISIONS

     3.01 CAPTIONS AND HEADINGS. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

     3.02 ENTIRE AGREEMENT; AMENDMENT. This Agreement states the entire agreement and understanding of the parties and shall supersede all prior agreements and understandings. No amendment of the Agreement shall be made without the express written consent of the parties.

     3.03 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     3.04 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     3.05 NOTICES. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the parties as follows: to the Company, Attn: George N. Falsone, 14650 Detroit Avenue, Suite 313, Lakewood, Ohio, 44107, and to Subscriber, at the address indicated below. Any party may change its address for purposes of this Section by giving notice as provided herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                         "Company"

                                         World Wide Dental Distribution Corp.


                                         By: /s/ George N. Falsone
                                            ----------------------------------
                                                 George N. Falsone, President

                                             "Subscriber"

Name(s) exactly as you wish
your interest in the Company
to be registered                             WIRECOMM CONSULTING LTD.,
                                                a Jersey Isle corporation


                                             /s/ Paul A. Jackson
                                            ----------------------------------
                                             Signature

                                                 PAUL A. JACKSON
                                            ----------------------------------
                                             Print Name

                                                 Director
                                            ----------------------------------
                                             Title


                                             P.O. Box 544
Mailing Address                             ----------------------------------
                                             1 Britannia Place
                                            ----------------------------------
                                             Bath Street
                                            ----------------------------------
                                             St. Helier
                                            ----------------------------------
                                             Jersey JE2 4SU

Contact Telephone Number(s)                 (1)  00 44 1534 280111
                                               -------------------------------
                                            (2)
                                               -------------------------------

Tax Identification Number                        N/A
                                            ----------------------------------

                               FIRST AMENDMENT TO
                             SUBSCRIPTION AGREEMENT


     THIS FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT ("Amendment") is made and entered into as of this 26th day of August, 1999, by and between FULL POWER GROUP, INC., a Florida corporation (f/k/a World Wide Dental
Distribution Corp.) (the "Company"), and WIRECOMM CONSULTING LTD., a Jersey Isle corporation ("Subscriber").

     WHEREAS, the Company and Subscriber entered into that certain Subscription Agreement dated the 25th day of September, 1998 (the "Subscription Agreement"), pursuant to which the Subscriber offered to purchase up to 1,000,000 shares of the common stock, $0.001 par value per share, of the Company (the "Securities") at a price of $0.40 per share, subject to the Company's right to accept or reject Subscriber's offer to purchase the Securities;

     WHEREAS, the purchase price of the Securities was payable by the Subscriber within 365 days of the execution of the Subscription Agreement (the "Due Date"); and

     WHEREAS, the Subscriber and the Company have agreed to extend the Due Date to December 31, 1999.

     NOW THEREFORE, the Company and the Subscriber hereby agree as follows:

     The parties hereby amend the Subscription Agreement by deleting the second sentence of Section 1.01 in its entirety and by substituting in its place the following:

     "The purchase price is payable on or before December 31, 1999 (the "Due Date"): however, Subscriber may make partial payments prior to the Due Date."

     All other provisions of the Subscription Agreement shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.


                             FULL POWER GROUP, INC.
                             (f/k/a World Wide Dental Distribution Corp.)

                             By: /s/ George N. Falsone
                                 ----------------------------------
                                 George N. Falsone, President



                             WIRECOMM CONSULTING LTD.

                             By: /s/ Paul A. Jackson
                                 ---------------------------------
                                 Paul A. Jackson, Director